CSW EXECUTIVE COMPENSATION

    EXECUTIVE COMPENSATION COMMITTEE REPORT

    CSW's executive compensation program has as its foundation the following objectives:

    - Maintaining a total compensation program consisting of base salary, performance incentives and benefits designed to support the corporate goal of providing superior value to CSW stockholders and customers;

    - Providing comprehensive programs which serve to facilitate the recruitment, retention and motivation of qualified executives; and

    - Rewarding key executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to CSW's stockholders in both the long-term and the short-term.

    The Executive Compensation Committee which consists of six independent outside directors, has designed CSW's executive compensation programs around a strong pay-for-performance philosophy. The Executive Compensation Committee strives to maintain competitive levels of total compensation as compared to peers in the utility industry.

    Each year, the Executive Compensation Committee conducts a comprehensive review of CSW's executive compensation programs. The Executive Compensation Committee is assisted in these efforts by an independent consultant and by CSW's internal staff, who provide the Executive Compensation Committee with relevant information and recommendations regarding the compensation policies, programs and specific compensation practices. This review is designated to ensure that the programs are in place to enable CSW to achieve its strategic and operating objectives and provide superior value to its stockholders and customers, and to document CSW's relative competitive position.

    The Executive Compensation Committee reviews a comparison of CSW's compensation programs with those offered by comparable companies within the utility industry. For each component of compensation, as well as total compensation, the Executive Compensation Committee seeks to ensure that CSW's level of compensation for CSW's expected level of performance approximates the average or mean for executive officers in similar positions at comparable companies. In most years, this means that the level of total compensation for expected performance will be near the average for comparable companies. Performance above or below expected levels is reflected in a corresponding increase or reduction in the incentive portion of the compensation program.

    The amounts of each of the primary components of executive compensation--salary, annual incentive plan awards and long-term incentive plan awards--will fluctuate according to individual, business unit, and/or corporate performance. Corporate performance for these purposes is measured against a peer group of selected companies in the utility industry (the "Utility Peer Group"). The Utility Peer Group consists of the companies listed in the S&P Electric Utility index as well as large regional competitors. The Executive Compensation Committee believes that using the S&P Electric Utility index provides an objective measure to compare performance benchmarks appropriate for compensation purposes.

    CSW's executive compensation program includes several components serving long and short-term objectives. CSW provides its senior executive officers with benefits under the SERP and all executive officers with certain executives perquisites (as noted elsewhere in this Joint Proxy Statement/Prospectus.) In addition, CSW maintains for each of its executive officers a package of benefits under its pension and welfare benefit plans that are generally provided to all employees, including group health, life, disability and accident insurance plans, tax-advantaged reimbursement accounts, a defined benefit pension plan and the 401(k) savings plan.

    The following describes the relationship of compensation to performance for the principal components of executive officer compensation:

    BASE SALARY: Each executive officer's corporate position is matched to a comparable position within the utility Industry and is valued at the 50th percentile market level. In some cases, these positions are common in both the utility industry as well as general industry. In these cases, comparisons are made to both markets. Once these market values are determined, the position is then evaluated based on the position's overall contribution to corporate goals. This internal weighting is combined with the value the market places on the associated job responsibilities and a salary is assigned to that position. Each year the assigned values are reviewed against market conditions, including compensation practices in the Utility Peer Group, inflation, and supply and demand in the labor markets. If these conditions change significantly there may be an adjustment to base salary. Finally, the results of the executive officers' performance over the past year becomes part of the basis of the Executive Compensation Committee's decision to approve, at its discretion, base salaries of executive officers. After a review of the data and other factors influencing corporate results, the salaries of the Chairman and his direct reports were not adjusted during 1997.

    INCENTIVE PROGRAMS--GENERAL: The executive incentive programs are designed to strike an appropriate balance between short-term accomplishments and CSW's need to effectively plan for and perform over the long-term.

    INCENTIVE PROGRAMS--ANNUAL INCENTIVE PLAN: The Central and South West Corporation Annual Incentive Plan (the "AIP") is a short-term bonus plan rewarding annual performance. AIP awards are determined under a formula that directly ties the amount of the award with levels of achievement for specific individual, business unit and corporate performance. The amount of an executive officer's AIP award equals the sum of the corporate and business unit results times their individuals rating times their target award. In addition, the executive's award calculation is weighted 80 percent on corporate results and 20 percent on business unit results. The award can vary from 0 to a maximum of 150 percent of target.

    The corporate performance is currently determined by two equally weighted measures--earnings per share and cash flow. Threshold, target and exceptional levels of performance are set by the Executive Compensation Committee in the first quarter of each year. The Executive Compensation Committee considers both historic performance and budgeted or expected levels of performance in setting these targets.

    Performance for a given business unit represents the weighted average of performance indices that measure the achievement of specific financial and/or operational goals that are set and weighted at the beginning of the year for that business unit.

    The individual performance represents the average of results achieved on several individual goals and a subjective evaluation of overall job performance. Although individual performance goals do not repeat corporate performance measures, these goals are constructed to support departmental, work team or business unit performance which links to corporate performance goals or initiative. If an individual fails to achieve a minimum threshold performance level on individual performance goals, that individual does not earn an AIP award for that year.

    Target awards for executive officers have been fixed at 50 percent of salary for the chief executive officer, 45 percent of salary for senior vice presidents, and business unit presidents and 35 percent of salary for other officers. The corresponding maximum AIP award that can be earned by the executive based on position is 1.5 times the target award. These targets are established by a review of competitive practice among the Utility Peer Group.

    Performance under the AIP is measured or reviewed by each executive officer's superior officer, or in the case of the chief executive officer by the Executive Compensation Committee, with the assistance of internal staff. The results are reviewed and are subject to approval by the Executive Compensation Committee. Under the terms of the AIP, the Executive Compensation Committee in the exercise of its discretion, may vary corporate or company performance measures in the form of payment for AIP awards from year-to-year prior to establishing the awards, including payment in cash or restricted stock, as determined by the Executive Compensation Committee.

    In 1997, AIP awards were determined based on the corporate performance index, the business unit company performance index and the individual performance index. As permitted by the AIP, the Executive Compensation Committee granted a limited number of awards to recognize key individuals who provided vision and strategic leadership.

    INCENTIVE PROGRAMS--LONG-TERM INCENTIVE PLAN: Amounts realized by CSW's executive officers under awards made pursuant to the CSW Incentive Plan depend entirely upon corporate performance. The Executive Compensation Committee selects the form and amount of CSW Incentive Plan awards based upon its evaluation of which vehicles are best positioned to serve as effective incentives for long-term performance.

    Since 1992, the Executive Compensation Committee has established CSW Incentive Plan awards in the form of performance shares. These awards provide incentives both for exceptional corporate performance and retention. Each year, the Compensation Committee has set a target award of a specified dollar amount for each awardee based on a percentage of salary. The dollar amount corresponding to the target award is divided by the per share market price of CSW's common stock on the date the award is established to derive the number of shares of such stock that will be issued if target performance is achieved by CSW.

    The payout of such an CSW Incentive Plan award is based upon a comparison of CSW's total stockholder return over a three-year period, or "cycle," against total stockholder returns of utilities in the Utility Peer Group over the same three-year period. Total stockholder return is calculated by dividing (i) the sum of (A) the cumulative amount of dividends per share for the three-year period, assuming full dividend reinvestment, and (B) the change in share price over the three-year period, by (ii) the share price at the beginning of the three-year period. If CSW's total stockholder return for a cycle falls in one of the top three quartiles of similarly calculated total stockholder returns achieved at companies in the Utility Peer Group, CSW will make a payout to participants for the three-year cycle then ending. First, second and third quartile performance will result in payouts of 150 percent, 100 percent and 50 percent of target, respectively. Performance in the fourth quartile yields no payout under the CSW Incentive Plan.

    Each year since the inception of the CSW Incentive Plan, a new three-year performance cycle has been established. In January 1997, the Executive Compensation Committee evaluated the 1994-1996 cycle performance under the CSW Incentive Plan and because results were below the threshold for a payout, no awards were granted. In January 1998, the Committee reviewed total stockholder return results for the period covering 1995-1997, and because performance was in the third quartile, granted restricted stock awards at 50 percent of target.

    CSW from time to time has also granted stock options and restricted stock under the CSW Incentive Plan. Stock options and restricted stock are granted at the discretion of the Executive Compensation Committee. Stock options, once vested, allow grantees to buy specified numbers of shares of CSW common stock at a specified stock price, which to date has been the market price on the date of grant. In determining grants to date, the Executive Compensation Committee has considered both the number and value of options granted by companies in the Utility Peer Group with respect to both the number and value of options awarded by CSW, and the relative amounts of other long-term incentive awards at CSW and such peers. The executive officers' realization of any value on the options depends upon stock appreciation. In May 1997, a stock option grant was approved at the market price of $20.75 per share to provide the opportunity for more equity ownership and to provide immediate focus to our executives on CSW strategic initiatives. No executive officer owns in excess of one percent of CSW's common stock. Further, the amounts of CSW Incentive Plan awards are measured against similar practices of other companies in the Utility Peer Group.

    TAX CONSIDERATIONS: Section 162(m) of the Code generally limits CSW's federal income tax deduction for compensation paid in any taxable year to any one of the five highest paid executive officers named in CSW's proxy statement to $1 million. The limit does not apply to specified types of payments, including, most significantly, payments that are not includible in the employee's gross income, payments made to or from a tax-qualified plan, and compensation that meets the Code's definition of performance-based compensation. Under the Code, the amount of a performance-based incentive award must be based entirely on an objective formula, without any subjective consideration of individual performance, to be considered performance-based.

    The Executive Compensation Committee has carefully considered the impact of this law. At this time, the Executive Compensation Committee believes it is in CSW's and stockholder's best interests to retain the subjective determination of individual performance under the AIP. Consequently, payments under the AIP, if any, to the named executive officers may be subject to the limitation imposed by section 162(m) of the Code. In 1997, stockholders approved a restatement and requalification of the CSW Incentive Plan for purposes of satisfying Section 162(m).

    RATIONALE FOR CEO COMPENSATION

    In 1997, Mr. Brooks' compensation was determined as described above for all of CSW's executive officers.

    Mr. Brooks' annual salary is currently $700,000. The Executive Compensation Committee reviewed Mr. Brooks' salary as a part of its overall annual review of executive compensation. His salary is based on market information for similar positions as well as salaries of chief executive officers at comparable regional utilities (not limited to the Utility Peer Group).

    Mr. Brooks' target AIP award for 1997 was 50 percent of his salary. As permitted by the AIP, for 1997, the Executive Compensation Committee approved an award in the amount of $450,000 to recognize Mr. Brooks' significant vision and strategic leadership.

    After a review of the results of the 1995-1997 cycle of the CSW Incentive Plan, the Executive Compensation Committee approved an award in the amount of 8,157 shares of restricted stock recognizing total shareholder return performance in the third quartile, or fifty percent of target, which vest fifty percent in January 1999 and fifty percent in January 2000.

    In 1997 the Executive Compensation Committee established Mr. Brooks' target award for the CSW Incentive Plan for the 1997-1999 cycle of $490,000 to be paid in shares of restricted stock in 1999 if performance measures are met. Mr Brooks' target amount was derived by reference to the number and value of grants to chief executive officers at comparable companies.

                                          EXECUTIVE COMPENSATION COMMITTEE

                                          Joe H. Foy, Chairman

                                          Molly Shi Boren

                                          William R. Howell

                                          Robert W. Lawless

                                          Richard L. Sandor

                                          Lloyd D. Ward


    CASH AND OTHER FORMS OF COMPENSATION. The following table sets forth the aggregate cash and other compensation for services rendered for the fiscal years of 1997, 1996, and 1995 paid or awarded by CSW to its chief executive officer and each of the four most highly compensated executive officers ( the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                                  -----------------------------------------------------------------------------------------
                                                                                          AWARDS
                                                                      OTHER     --------------------------      PAYOUTS
                                                                     ANNUAL     RESTRICTED    SECURITIES   -----------------
                                                                     COMPEN-       STOCK      UNDERLYING      CSW INCENTIVE
            NAME AND                          SALARY      BONUS      SATION      AWARD(S)      OPTIONS/       PLAN PAYOUTS
       PRINCIPAL POSITION           YEAR        ($)      ($)(1)        ($)       ($)(1)(2)      SARS(#)            ($)
- --------------------------------  ---------  ---------  ---------  -----------  -----------  ------------------------------
E.R. Brooks.....................       1997    699,999    375,200      14,723       --            65,000           --
  Chairman and Chief Executive         1996    657,692    374,354      22,267      417,688        --               --
  Officer                              1995    628,847    162,739      25,149       --            --               --
T.V. Shockley, III..............       1997    490,000    215,662       4,325       --            41,000           --
  President and Chief Operating        1996    435,212    242,565      10,746      248,563        --               --
  Officer                              1995    406,870    105,448       8,441       --            --               --
Glenn Files.....................       1997    374,999    143,099       8,534       --            31,000           --
  Senior Vice President,               1996    331,135     44,860      66,415      153,750        --               --
  Electric Operations                  1995    266,223     85,048      19,144       --            --               --
Ferd. C. Meyer, Jr..............       1997    345,051    157,157       3,950       --            29,000           --
  Executive Vice President and         1996    345,051    209,898       8,910      194,750        --               --
  General Counsel                      1995    336,547     86,444      12,354       --            --               --
Glenn D. Rosilier...............       1997    334,751    161,055       3,594       --            28,000           --
  Executive Vice President and         1996    334,751    209,898      10,331      194,750        --               --
  Chief Financial Officer              1995    326,500     86,444       6,706       --            --               --



                                   ALL OTHER
                                    COMPEN-
            NAME AND                SATION
       PRINCIPAL POSITION           ($)(3)
- --------------------------------  -----------
E.R. Brooks.....................      23,757
  Chairman and Chief Executive        23,992
  Officer                             23,956
T.V. Shockley, III..............      23,757
  President and Chief Operating       21,742
  Officer                             21,706
Glenn Files.....................      23,757
  Senior Vice President,              23,992
  Electric Operations                 23,117
Ferd. C. Meyer, Jr..............      21,307
  Executive Vice President and        21,742
  General Counsel                     21,706
Glenn D. Rosilier...............      23,757
  Executive Vice President and        23,992
  Chief Financial Officer             23,019

- ------------------------

(1) Amounts in these columns are paid or awarded in a calendar year for performance in a preceding year.

(2) Grants of restricted stock are administered by the Executive Compensation Committee of the CSW Board of Directors, which has the authority to determine the individuals to whom and the terms upon which restricted stock grants, including the number of underlying shares, shall be made. The awards reflected in this column all have four-year vesting periods with 25% vesting on the first, second, third and fourth anniversary dates of the award. Upon vesting, CSW Shares are re-issued without restrictions. The individual receives dividends and may vote shares of restricted stock, even before they are vested. The amount reported in the table represents the market value of the shares at the date of grant. As of December 31, 1997, the aggregate restricted stock holdings of each of the Named Executive Officers were:

                                RESTRICTED STOCK HELD   MARKET VALUE AT
                                AT DECEMBER 31, 1997   DECEMBER 31, 1997
                                ---------------------  -----------------
    E. R. Brooks..............           12,225           $   330,839
    T. V. Shockley............            7,275           $   196,880
    Glenn Files...............            4,500           $   121,781
    Ferd. C. Meyer, Jr........            5,700           $   154,256
    Glenn Rosilier............            5,700           $   154,256

(3) Amounts shown in this column consist of (i) the annual employer matching payments to CSW's Retirement Savings Plan, (ii) premiums paid per participant for personal liability insurance and (iii) average amounts of premiums paid per participant in those years under CSW's memorial gift program. See "--Meetings and Compensation of the CSW Board of Directors" for a description of CSW's memorial gift program.

    OPTION/SAR GRANTS. Shown below is information on grants of stock options made in 1997 pursuant to the CSW Incentive Plan to the Named Executive Officers. No stock appreciation rights were granted in 1997.

                        CSW OPTION/SAR GRANTS IN 1997(1)

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF CSW
                                                                                            STOCK PRICE
                                                                                          APPRECIATION FOR
                       INDIVIDUAL GRANTS                                                  OPTION TERMS(3)
                       -----------------                                               ---------------------
                         NUMBER OF CSW       % OF TOTAL
                          SECURITIES        OPTIONS/SARS
                          UNDERLYING         GRANTED TO      EXERCISE OR
                         OPTIONS/SARS       EMPLOYEES IN     BASE PRICE   EXPIRATION
NAME                     GRANTED(#)(2)       FISCAL YEAR       ($/SH)        DATE        5%($)         10%($)
- ---------------------  -----------------  -----------------  -----------  -----------  ---------  ----------
E. R. Brooks.........         65,000                9.4          20.750     5/23/2007    849,713     2,144,513
T. V. Shockley, III..         41,000                6.0          20.750     5/23/2007    535,973     1,352,693
Glenn Files..........         31,000                4.5          20.750     5/23/2007    405,248     1,022,768
Ferd. C. Meyer, Jr...         29,000                4.2          20.750     5/23/2007    379,103       956,753
Glenn D. Rosilier....         28,000                4.1          20.750     5/23/2007    366,030       923,790

- ------------------------

(1) The stock option plans are administered by the Executive Compensation Committee of the CSW Board of Directors, which has the authority to determine the individuals to whom and the terms upon which option and SAR grants shall be made.

(2) All options were granted on May 23, 1997, and are first exercisable 12 months after the grant date, with one-third of the shares becoming exercisable at that time and with an additional one third of the aggregate becoming exercisable on each of the next two anniversary dates.

(3) The annual rates of appreciation of 5% and 10% are specifically required by SEC disclosure rules and in no way guarantee that such annual rates of appreciation will be achieved by CSW nor should this be construed in any way to constitute any representation by CSW that such growth will be achieved.

    OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE. Shown below is information regarding option/SAR exercises during 1997 and unexercised options/SARs at December 31, 1997 for the Named Executive Officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES            VALUE OF
                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY
                                               VALUE     OPTIONS/SARS AT YEAR-END  OPTIONS/SARS AT YEAR-END
                         SHARES ACQUIRED     REALIZED          EXERCISABLE/              EXERCISABLE/
NAME                     ON EXERCISE(#)         ($)           UNEXERCISABLE            UNEXERCISABLE(1)
- ---------------------  -------------------  -----------  ------------------------ ------------------------
E. R. Brooks.........          --               --              65,175/65,000             9,007/410,313
T. V. Shockley, III..          --               --              42,231/41,000             5,837/258,813
Glenn Files..........          --               --              23,653/31,000             5,593/195,688
Ferd. C. Meyer, Jr...          --               --              32,889/29,000             4,547/183,063
Glenn D. Rosilier....          --               --              32,889/28,000             4,547/176,750

- ------------------------

(1) Calculated based upon the difference between the closing price of CSW's Shares on the NYSE on December 31, 1997 ($27.0625 per share) and the exercise price per share of the outstanding unexercisable and exercisable options ($20.750, $24.813 and $29.625, as applicable).

    LONG-TERM INCENTIVE PLAN AWARDS IN 1997. The following table shows information concerning awards made to the Named Executive Officers during 1997 under the CSW Incentive Plan:

                                                                 ESTIMATED FUTURE PAYOUTS UNDER
                                             PERFORMANCE OR        NON-STOCK PRICE BASED PLANS
                            NUMBER OF         OTHER PERIOD     -------------------------------------
                        SHARES, UNITS OR    UNTIL MATURATION    THRESHOLD     TARGET      MAXIMUM
NAME                      OTHER RIGHTS         OR PAYOUT           ($)          ($)         ($)
- ---------------------  -------------------  ----------------  -------------  ---------  -----------
E. R. Brooks.........          --                 2 years          --          490,000    735,000
T. V. Shockley, III..          --                 2 years          --          294,000    441,000
Glenn Files..........          --                 2 years          --          225,000    337,500
Ferd. C. Meyer, Jr...          --                 2 years          --          207,030    310,545
Glenn D. Rosilier....          --                 2 years          --          200,850    301,275

    Payouts of the awards are contingent upon CSW's achieving a specified level of total stockholder return, relative to the S&P Electric Index, for a three-year period, or cycle, and exceeding a certain defined minimum threshold. If the Named Executive Officer's employment is terminated during the performance period for any reason other than death, total and permanent disability or retirement, then the award is canceled. The CSW Incentive Plan contains a provision accelerating awards upon a change in control of CSW. Except as provided in the next sentence, if a change in control of CSW occurs, all options become fully exercisable and all restrictions, terms and conditions applicable to all restricted stock are deemed lapsed and satisfied and all performance units are deemed to have been fully earned, as of the date of the change in control. Awards which have been outstanding for less than six months prior to the date the change in control occurs are not subject to acceleration upon the occurrence of a change in control. The CSW Incentive Plan also contains provisions designed to prevent circumvention of the above acceleration provisions through coerced termination of an employee prior to a change in control. See "Executive Compensation Committee Report" for a more thorough discussion of the terms of the CSW Incentive Plan.

    RETIREMENT PLAN. CSW maintains the tax-qualified CSW Cash Balance Plan for eligible employees. In addition, CSW maintains the SERP, a non-qualified ERISA excess plan, that primarily provides benefits that cannot be payable under the CSW Cash Balance Plan because of maximum limitations imposed on such plans by the Code.

    Through June 30, 1997, the CSW Cash Balance Plan was structured as a traditional, defined benefit final average pay plan. Effective July 1, 1997, the present value of accrued benefits under the Retirement Plan was converted to a cash balance.

    Under the cash balance formula, each participant has an account, for recordkeeping purposes only, to which credits are allocated annually based on a percentage of the participant's pay. As of July 1, 1997, the definition of pay for the CSW Cash Balance Plan was expanded to include not only base pay but also bonuses, overtime, and commissions. The applicable percentage is determined by the age and years of vesting service the participant has with CSW and its affiliates as of December 31 of each year (or as of the participant's termination date, if earlier). The following table shows the applicable percentage used to determine credits at the age and years of service indicated:

  SUM OF AGE
     PLUS
   YEARS OF
   SERVICE      APPLICABLE PERCENTAGE
- --------------  ---------------------
 less than 30              3.0%
        30-39              3.5%
        40-49              4.5%
        50-59              5.5%
        60-69              7.0%
   70 or more              8.5%

    As of December 31, 1997, the sum of age plus years of service of the Named Executive Officers for the cash balance formula are as follows: Mr. Brooks, 96; Mr. Shockley, 73; Mr. Files, 76; Mr. Meyer, 74; and Mr. Rosilier, 71.

    All balances in the accounts of participants earn a fixed rate of interest which is also credited annually. The interest rate for a particular year is the average rate of return of the 30-year Treasury Rate for November of the prior year. For 1997, the interest rate was 6.48%. For 1998, the interest rate is 6.11%. Interest continues to be credited as long as the participant's balance remains in the plan.

    At retirement or other termination of employment, an amount equal to the vested balance (including qualified and SERP benefit) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or annuity. Benefits (both from the CSW Cash Balance Plan and the SERP) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts. The estimated annual benefit payable to each of the Named Executive Officers as a single life annuity at age 65 under the CSW Cash Balance Plan and the SERP is; Mr. Brooks, $464,599; Mr. Shockley, $230,384; Mr. Meyer, $144,432; Mr. Rosilier, $250,142; Mr. Files, $272,378. These
projections are based on the following assumptions: (1) participant remains employed until age 65; (2) salary used is base pay paid for calendar year 1997 assuming no future increases plus bonus at 1997 target level; (3) interest credit at 6.11% for 1998 and future years; (4) the conversion of the lump-sum cash balance to a single life annuity at normal retirement age, based on an interest rate of 6.11% and the 1983 Group Annuity Mortality Table, which sets forth generally accepted life expectancies.

    In addition, certain employees who were 50 or over and had completed at least 10 years of service as of July 1, 1997, also continue to earn a benefit using the prior pension formula. At commencement of benefits, the following Named Executive Officers have a choice of their accrued benefit using the cash balance formula or their accrued benefit using the prior pension formula: Mr. Brooks, Mr. Shockley, and Mr. Meyer. Once the participant selects either the earned benefit under the cash balance formula or the earned benefit under the prior pension formula, the other earned benefit is no longer available.

    The table below shows the estimated combined benefits payable from both the prior pension formula and the SERP based on retirement age of 65, the average compensation shown, the years of credited service shown, continued existence of the prior pension formula without substantial change and payment in the form of a single life annuity.

                                   ANNUAL BENEFITS AFTER
                            SPECIFIED YEARS OF CREDITED SERVICE
                      -----------------------------------------------
AVERAGE COMPENSATION      15          20          25      30 OR MORE
- --------------------  ----------  ----------  ----------  -----------
     $  250,000       $   62,625  $   83,333  $  104,167   $ 125,000
     $  350,000       $   87,675  $  116,667  $  145,833   $ 175,000
     $  450,000       $  112,725  $  150,000  $  187,500   $ 225,000
     $  550,000       $  137,775  $  183,333  $  229,167   $ 275,000
     $  650,000       $  162,825  $  216,667  $  270,833   $ 325,000
     $  750,000       $  187,875  $  250,000  $  312,500   $ 375,000
     $  850,000       $  212,500  $  283,333  $  357,000   $ 425,000

    Benefits payable under the prior pension formula are based upon the participant's years of credited service, age at retirement, and covered compensation earned by the participant. The annual normal retirement benefit payable under the prior pension formula and the SERP are based on 1.67 percent of "Average Compensation" times the number of years of credited service (reduced by no more than 50 percent of a participant's age 62 or later Social Security benefit). "Average compensation" is covered compensation for the prior pension formula and equals the average annual compensation, reported as salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement.

    Respective years of credited service and ages, as of December 31, 1997, for the three Named Executive Officers who continue to earn a benefit under the prior pension formula are: Mr. Brooks, 30 and 60; Mr. Shockley, 14 and 52; and Mr. Meyer, 16 and 58.

    In addition, Mr. Shockley and Mr. Meyer have arrangements with CSW under which they will receive a total of 30 years of credited service using the prior pension formula (paid through the SERP) if they remain employed by CSW through age 60. In 1992, Mr. Meyer completed five consecutive years of employment which entitled him to receive five additional years of credited service (through the SERP) as included in his years of service for the cash balance formula and the prior pension formula as set forth above.

MEETINGS AND COMPENSATION OF THE CSW BOARD

    The CSW Board held 6 regular meetings and 8 special meetings during 1997. Directors who are not also officers and employees of CSW receive annual cash directors' fees of $12,000 for serving on the CSW Board and a fee of $1,250 per day plus expenses for each meeting of the CSW Board or committee attended. In addition, under the CSW Directors' Plan each non-employee director receives an annual award of 600 phantom stock shares on the fourth Wednesday of January during their term of office. Such phantom stock shares vest at such time as a director ceases to be a member of the CSW Board and are then converted into CSW Shares on a one-for-one basis. The CSW Board has standing Policy, Audit, Executive Compensation, Nominating and Corporate Strategy Review Committees. Chairmen of the Audit, Corporate Strategy Review, Executive Compensation, and Nominating Committees receive annual fees of $6,000, $6,000, $3,500 and $3,500, respectively, to be paid in cash in addition to regular directors' and meeting fees. Committee chairmen and committee members who are also officers and employees of CSW receive no annual director's, chairman's or meeting fees.

    CSW maintains a memorial gift program for all of its current directors, directors who have retired since 1992 and certain executive officers. There are 14 current directors and executive officers and 13 retired directors and officers eligible for the memorial gift program. Under this program, CSW will make donations in a director's or executive officer's name to up to three charitable organizations in an aggregate of $500,000, payable by CSW upon such person's death. CSW maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by CSW are based on pooled risks and averaged $15,803 per participant for 1997, $16,402 per participant for 1996, and $16,367 per participant for 1995.

    Non-employee directors are provided the opportunity to enroll in a medical and dental program offered by CSW. This program is identical to the employee plan and directors who elect coverage pay the same premium as active employee participants in the plan. If a non-employee director terminates his service on the board with ten or more years of service and is over seventy years of age, that director is eligible to receive retiree medical and dental benefits coverage from CSW.

    Non-employee directors are provided the opportunity to participate in the Central and South West Deferred Compensation Plan for Directors. The plan allows participants to defer up to $20,000 of board and committee fees. Participants receive a ten-year annuity, based on the amount deferred, beginning at the participants normal retirement date from the Board.

    During 1997, CSW retained Mr. Glenn Biggs, a current member of the CSW Board, under an agreement to pursue special business development activities in Mexico on behalf of CSW. For the year ended December 31, 1997, CSW paid Mr. Biggs $120,000 pursuant to this agreement. Effective March 18, 1998, Mr. Biggs resigned his position as a director of CSW. Mr. Biggs had not previously been nominated for reelection to the CSW Board. In connection with his resignation, Mr. Biggs' consulting arrangement was terminated. CSW and Mr. Biggs entered into an agreement pursuant to which Mr. Biggs was paid, a lump sum for, among other things, his benefit under certain compensation plans and to pay his director and CSW Board committee fees through May 1998 and his consulting fees through March 1998. Pursuant to that agreement, Mr. Biggs and his spouse are also entitled to continued medical and dental coverage under the CSW Medical Plan for Outside Directors and CSW has agreed to maintain the memorial gift program for Mr. Biggs.

    All current directors attended more than 75 percent of the total number of meetings held by the Board and each committee on which such directors served in 1997, except for Mr. Ward who attended 57 percent of the total meetings.


Security Ownership of Management

      The following table shows securities beneficially owned as of December 31, 1997 by each director and nominee, certain executive officers and all directors and executive officers as a group. Share amounts shown in this table include options exercisable within 60 days after December 31, 1997, restricted stock, CSW Shares credited to thrift plus accounts and all other CSW Shares beneficially owned by the listed persons.

NAME                                                 CSW SHARES(1)(2)
- ---------------------------------------------------  -----------------
Glenn Biggs........................................          19,211
Molly Shi Boren....................................           3,119
E.R. Brooks........................................         131,529
Donald M. Carlton..................................           8,230
T. J. Ellis........................................           7,694
Glenn Files........................................          42,269
Joe H. Foy.........................................          10,717
T.M. Hagan.........................................          13,625
William R. Howell..................................           1,000
Robert W. Lawless..................................           3,074
Venita McCellon-Allen..............................           6,528
Ferd. C. Meyer, Jr.................................          46,480
James L. Powell....................................           4,211
Glenn D. Rosilier..................................          68,071
Richard L. Sandor..................................         --
Thomas V. Shockley, III............................          68,329
Lloyd D. Ward......................................           2,157
All of the above and other
  officers as a group (CSW
  directors and officers)..........................         486,165

- ------------------------

(1) Shares for Ms. McCellon-Allen, Messrs. Brooks, Files, Hagan, Meyer, Rosilier, Shockley, and CSW directors and officers include 1,125, 12,225, 4,500, 1,125, 5,700, 5,700, 7,275, and 42,150 shares of restricted stock, respectively. These individuals currently have voting power, but not investment power, with respect to these shares. The above shares also include 1,934, 65,175, 23,653, 8,484, 32,889, 32,889, 42,231, and 239,258
    CSW Shares underlying immediately exercisable options held by Ms. McCellon-Allen, Messrs. Brooks, Files, Hagan, Meyer, Rosilier, Shockley, and CSW directors and officers, respectively.

(2) All of the share amounts represent less than one percent of the outstanding CSW Shares.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below are the only persons or groups known to CSW as of December 31, 1997, with beneficial ownership of 5 percent or more of CSW's Shares.

                                                       CSW SHARES
                                             ------------------------------
                                                AMOUNT OF
NAME, ADDRESS OF                               BENEFICIAL      PERCENT OF
  BENEFICIAL OWNERS                             OWNERSHIP         CLASS
- -------------------------------------------  ----------------------------
Mellon Bank Corporation and subsidiaries...       12,196,127(1)          6%
  One Mellon Bank Center
  Pittsburgh, PA 15258

- ------------------------

(1) Mellon Bank Corporation and its subsidiaries, including Mellon Bank, N.A., which acts as trustee of an employee benefit plan of CSW, reported that they exercise sole voting power as to 11,022,435 shares and shared voting power as to 11,022,435 shares.




CPL, PSO, SWEPCO AND WTU EXECUTIVE COMPENSATION

        The following table sets forth the aggregate cash and other compensation for services rendered for the fiscal years of 1997, 1996 and 1995 for the President of each of the U.S. Electric Operating Companies and the Named Executive Officers as defined below.

         Because of the functional restructuring undertaken by CSW during 1996, certain of the Executive Officers of the U.S. Electric Operating Companies, Messrs. Files, Bremer, Zemanek and Verret, are not actually employed by any of the U.S. Electric Operating Companies. Instead, they are employed by CSW Services and manage CSW business units and perform policy-making functions that are integral to the U.S. Electric Operating Companies. Therefore, these individuals are included in the Summary Compensation Table as Named Executive Officers due to the functional perspective regarding the management of the companies. For additional information regarding the restructuring, see PART II-MD&A.

U.S. ELECTRIC OPERATING COMPANIES

                                        SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                                                ---------------------------------
                                 ANNUAL COMPENSATION                   AWARDS             PAYOUTS
                            ---------------------------------   ------------------------  -------
                                                                                 CSW
                                                       Other    CSW          Securities
                                                       Annual   Restricted     Underlying           All Other
     Name and                                          Compen-  Stock         Options/     LTIP     Compen-
 Principal Position                Salary    Bonus     sation   Award(s)         SARs      Payouts  sation
   At Registrant            YEAR     ($)    ($)(1)     ($)(2)   ($)(1)(3)        (#)        ($)     ($)(4)
- -------------------------------------------------------------------------------------------------------------
Glenn Files, Senior         1997   374,999  143,099    8,534          --        31,000        --     23,757
Vice President of CSW       1996   331,135   44,860   66,415     153,750            --        --     23,992
Electric Operations (2,5)   1995   266,223   85,048   19,144          --            --        --     23,117

Richard H. Bremer,          1997   307,462   99,993    4,648          --        26,000        --     21,357
President of CSW Energy     1996   305,910  144,404   73,711     153,750            --        --     21,742
Services business unit      1995   298,372   89,358   14,691          --            --        --     21,706
(2,5)

Robert L. Zemanek,          1997   283,250   89,279   10,272          --        24,000        --     23,757
President of CSW Energy     1996   283,250  176,863    6,500     153,750            --        --     23,992
Delivery business unit (5)  1995   276,270   91,436    9,192          --            --        --     23,117

Richard P. Verret,          1997   251,230   83,390    2,083          --        21,000        --      7,953
President of CSW            1996   236,154   84,788    6,055      89,688            --        --      7,590
Production (5)

M. Bruce Evans              1997   208,000   65,780      882          --        14,000        --      5,520
President of CPL (2,5)      1996   208,000   91,376   70,783      89,688            --        --      4,500

T. D. Churchwell,           1997   192,500   53,672    2,167          --        13,000        --      6,398
President of PSO (2,5)      1996   192,500   24,097   79,730      38,438            --        --      5,340
                            1995   180,400   40,388    9,206          --            --        --      4,500

Michael D. Smith,           1997   190,923   64,306      945          --        13,000        --      6,419
President of SWEPCO (2,5)   1996   184,269   64,050  115,322      38,438            --        --      5,340

Floyd W. Nickerson,         1997   160,769   40,293    1,806          --        11,000        --      6,661
President of WTU (2,5)      1996   147,692   36,384   69,665      38,438            --        --      5,270


(1) Amounts in this column are paid or awarded in a calendar year for performance in a preceding year.

(2) The following are the perquisites and other personal benefits required to be identified in respect of each Named Executive Officer.

               1996 Relocation Reimbursements
- --------------------------------------------------------------

Glenn Files                                           $25,662
Richard H. Bremer                                      34,117
M. Bruce Evans                                         32,537
T.D. Churchwell                                        38,955
Michael D. Smith                                       63,818
Floyd W. Nickerson                                     37,416


(3)  Grants of restricted stock are administered by the Executive Compensation
     Committee of the CSW Board of Directors, which has the authority to determine the individuals to whom and the terms upon which restricted stock grants, including the number of underlying shares, shall be made. The awards reflected in this column all have four-year vesting periods with 25% vesting on the first, second, third and fourth anniversary dates of the award. Upon vesting, CSW Shares are re-issued without restrictions. The individuals receive dividends and may vote shares of restricted stock, even before they are vested. The amount reported in the table represents the market value of the shares at the date of grant. As of December 31, 1997, the aggregate restricted stock holdings of each of the Named Executive
     Officers are presented in the following table.

                          Restricted Stock Held     Market Value at
Name                      at December 31, 1997     December 31, 1997
- --------------------------------------------------------------------

Glenn Files                       4,500                $121,781
Richard H. Bremer                 4,500                 121,781
Robert L. Zemanek                 4,500                 121,781
Richard P. Verret                 2,625                  71,039
M. Bruce Evans                    2,625                  71,039
T. D. Churchwell                  1,125                  30,445
Michael D. Smith                  1,125                  30,445
Floyd W. Nickerson                1,125                  30,445

(4) Amounts shown in this column consist of: (i) the annual employer matching payments to CSW's Retirement Savings Plan, (ii) premiums paid per participant for personal liability insurance and (iii) average amounts of premiums paid per participant in those years under CSW's memorial gift program. Under this program, for certain executive officers, directors and retired directors from the CSW System, CSW will make a donation in a participant's name to up to three charitable organizations in an aggregate of $500,000, payable by CSW upon such person's death. CSW maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by CSW are based on pooled risks and averaged $15,803 per participant for 1997, $16,402 for 1996 and $16,367 for 1995. In 1997, 1996
     and 1995, Messrs. Bremer, Files and Zemanek participated.

(5)  System Affiliations.

     In the first quarter of 1998, the positions of President and General
     Manager at both CPL and WTU were combined into one. These position's were assumed by J. Gonzalo Sandoval for CPL and Paul J. Brower for WTU. Messrs.
     Evans and Nickerson assumed other positions within the CSW System.

     Messrs. Files, Bremer, Zemanek and Verret assumed policy making functions for each of the U.S. Electric Operating Companies in 1996. Messrs. Evans,
     Smith and Nickerson assumed policy-making positions at the U.S. Electric
     Operating Companies in 1996.

     Messrs. Verret, Evans, Smith and Nickerson received no compensation from any of the U.S. Electric Operating Companies in 1995.

OPTION/SAR GRANTS

         Shown below is information on grants of stock options made in 1997 pursuant to the CSW stock option plan to the Named Executive Officers. No stock appreciation rights were granted in 1997.

                             CSW OPTION/SAR GRANTS IN 1997(1)
                                                                               Potential Realizable
                                                                             Value at Assumed Annual
                                                                                Rates of CSW Stock
                                                                              Price Appreciation for
                        Individual Grants                                        Option Terms(3)
- ----------------------------------------------------------------------------    ------------------
                    Number of CSW    % of Total
                    Securities       Options/SARs
                    Underlying       Granted to     Exercise or
                    Options/SARs     Employees In   Base Price    Expiration
Name                Granted(#)(2)    Fiscal Year     ($/Sh)          Date        5%($)     10%($)
- ----                -------------    -----------   ------------  ------------   -------  ---------
Glenn Files            31,000           4.5           20.750       5/23/2007    405,248  1,022,768
Richard H. Bremer      26,000           3.8           20.750       5/23/2007    339,885    857,805
Robert L. Zemanek      24,000           3.5           20.750       5/23/2007    313,740    791,820
Richard P. Verret      21,000           3.0           20.750       5/23/2007    274,523    692,843
M. Bruce Evans         14,000           2.0           20.750       5/23/2007    183,015    461,895
T. D. Churchwell       13,000           1.9           20.750       5/23/2007    169,943    428,903
Michael D. Smith       13,000           1.9           20.750       5/23/2007    169,943    428,903
Floyd W. Nickerson     11,000           1.6           20.750       5/23/2007    143,798    362,918

(1)      The stock option plans are administered by the Executive Compensation
         Committee of the Board, which has the authority to determine the individuals to whom and the terms upon which option and SAR grants shall be made.

(2) All options were granted on May 23, 1997, and are first exercisable 12 months after the grant date, with one-third of the shares becoming exercisable at that time and with an additional one third of the aggregate becoming exercisable on each of the next two anniversary dates.

(3) The annual rates of appreciation of 5% and 10% are specifically required by SEC disclosure rules and in no way guarantee that such annual rates of appreciation will be achieved by CSW nor should this be construed in any way to constitute any representation by CSW that such growth will be achieved.


OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

         Shown below is information regarding option/SAR exercises during 1997 and unexercised options/SARs at December 31, 1997 for the Named Executive Officers.

                     AGGREGATED OPTION/SAR EXERCISES IN 1997
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                             Number of CSW
                                               Securities          Value of
                                         Underlying Unexercised  In-the-Money
                       Shares               Options/SARs at      Options/SARs
Name                  Acquired      Value       Year-End         at Year-End
                     on Exercise   Realized   Exercisable/       Exercisable/
                         (#)         ($)     Unexercisable     Unexercisable (1)
- ------------------------------------------------------------------------------

Glenn Files              --           --     23,653/31,000      5,593/195,688
Richard H. Bremer        --           --     28,332/26,000      3,915/164,125
Robert L. Zemanek        --           --     25,430/24,000      6,015/151,500
Richard P. Verret        100        1,081    13,325/21,000     14,889/132,563
M. Bruce Evans           --           --      8,928/14,000       9,810/88,375
T. D. Churchwell         --           --      9,268/13,000       5,763/82,063
Michael D. Smith         --           --      7,779/13,000       2,413/82,063
Floyd W. Nickerson       --           --      4,867/11,000         675/69,438

(1) Calculated based upon the difference between the closing price of CSW's Shares on the New York Stock Exchange on December 31, 1997 ($27.0625 per share) and the exercise price per share of the outstanding unexercisable and exercisable options ($16.250, $20.750, $24.813 and $29.625, as applicable).

LONG-TERM INCENTIVE PLAN-AWARDS IN 1997

         The following table shows information concerning awards made to the Named Executive Officers during 1997 under the CSW stock option plan.

                                                            Estimated
                                                       Future Payouts under
                   Number of       Performance or   Non-stock Price Based Plans
                   Shares, Units    Other Period    ----------------------------
                   or Other       Until Maturation  Threshold  Target    Maximum
       Name        Rights            or Payout         ($)       ($)       ($)
- ------------------------------------------------------------------------------
Glenn Files            --            2 years           --      225,000   337,500
Richard H. Bremer      --            2 years           --      183,546   275,319
Robert L. Zemanek      --            2 years           --      169,950   254,925
Richard P. Verret      --            2 years           --      150,000   225,000
M. Bruce Evans         --            2 years           --       90,667   136,001
T. D. Churchwell       --            2 years           --       63,258    94,887
Michael D. Smith       --            2 years           --       54,740    82,110
Floyd W. Nickerson     --            2 years           --       47,369    71,054


         Payouts of these awards are contingent upon CSW's achieving a specified level of total stockholder return, relative to the S&P Electric Index, for a three-year period, or cycle, and exceeding a certain defined minimum threshold. If the Named Executive Officer's employment is terminated during the performance period for any reason other than death, total and permanent disability or retirement, then the award is canceled. The CSW stock option plan contains a provision accelerating awards upon a change in control of CSW. Except as provided in the next sentence, if a change in control of CSW occurs, all options become fully exercisable and all restrictions, terms and conditions applicable to all restricted stock are deemed lapsed and satisfied and all performance-based units are deemed to have been fully earned, as of the date of the change in control. Awards which have been outstanding for less than six months prior to the date the change in control occurs are not subject to acceleration upon the occurrence of a change of control. The CSW stock option plan also contains provisions designed to prevent circumvention of the above acceleration provisions through coerced termination of an employee prior to a change in control.

RETIREMENT PLAN

         CSW maintains the Retirement Plan for eligible employees, in addition, CSW maintains the SERP, a non-qualified ERISA excess plan, that primarily provides benefits that cannot be payable under the qualified Retirement Plan because of maximum limitations imposed on such plans by the Internal Revenue Code.

         Through June 30, 1997, the Retirement Plan was structured as a traditional, defined benefit final average pay plan. Effective, July 1, 1997, the present value of accrued benefits under the Retirement Plan was converted to a cash balance.

         Under the cash balance formula, each participant has an account, for recordkeeping purposes only, to which pay credits are allocated annually based on a percentage of the participant's pay. As of July 1, 1997, the definition of pay for the CSW Cash Balance Plan was expanded to include not only base pay but also bonuses, overtime, and commissions. The applicable percentage is determined by the age and years of vesting service the participant has with CSW and its affiliates as of December 31 of each year (or termination date, if earlier). The following table shows the Applicable Percentage used to determine credits at the age and years of service indicated.

       Sum of Age plus
       YEARS OF SERVICE                         APPLICABLE PERCENTAGE
           < 30                                          3.0%
           30-39                                         3.5%
           40-49                                         4.5%
           50-59                                         5.5%
           60-69                                         7.0%
        70 or more                                       8.5%

         As of December 31, 1997, the sum of age plus years of service of the Named Executive Officers for the cash balance formula are as follows: Mr. Files, 76; Mr. Bremer, 69; Mr. Zemanek, 73; Mr. Verret, 76; Mr. Evans, 60; Mr. Churchwell, 72; Mr. Smith, 53; Mr. Nickerson, 58.

         All balances in the accounts of participants earn a fixed rate of interest which is also credited annually. The interest rate for a particular year is the average rate of return of the 30-year Treasury Rate for November of the prior year. For 1997, the interest rate was 6.48%. For 1998, the interest rate is 6.11%. Interest continues to be credited as long as the participant's balance remains in the plan.

         At retirement or other termination of employment, an amount equal to the vested balance (including qualified and SERP benefit) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or annuity. Benefits (both from the CSW Cash Balance Plan and the SERP) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts. The estimated annual benefit payable to each of the Named Officers as a single life annuity at age 65 under the Retirement Plan and the SERP is: Mr. Files, $272,378; Mr. Bremer, $213,333; Mr. Zemanek, $243,305; Mr. Verret, $173,626; Mr. Evans, $185,905; Mr. Churchwell; $109,329;
Mr. Smith, $91,560; Mr. Nickerson, $139,609. These projections are based on the following assumptions: (1) participant remains employed until age 65; (2) salary used is base pay paid for calendar year 1997 assuming no future increases plus bonus at 1997 target level; (3) interest credit at 6.11% for 1998 and future years; (4) the conversion of the lump-sum cash balance to a single life annuity at normal retirement age is based on an interest rate of 6.11% and the 1983 Group Annuity Mortality Table, which sets forth generally accepted life expectancies.

      In addition, certain employees who were 50 or over and had completed at least 10 years of service as of July 1, 1997, also continue to earn a benefit using the prior pension formula. At commencement of benefits, the following Named Officers have a choice of their accrued benefit using the cash balance formula or their accrued benefit using the prior pension formula: Mr. Verret and Mr. Churchwell. Once the participant selects either the earned benefit under the cash balance formula or the earned benefit under the prior pension formula, the other earned benefit is no longer available.

         The table below shows the estimated combined benefits payable from both the prior pension formula and the SERP based on retirement age of 65, the average compensation shown, the years of credited service shown , continued existence of the prior pension formula without substantial change and payment in the form of a single life annuity.

                              ANNUAL BENEFITS AFTER
                       SPECIFIED YEARS OF CREDITED SERVICE
     Average
 Compensation          15            20             25        30 or More
 -----------------------------------------------------------------------

$100,000           $ 25,050      $ 33,333       $ 41,667        $ 50,000
 150,000             37,575        50,000         62,500          75,000
 200,000             50,100        66,667         83,333         100,000
 250,000             62,625        83,333        104,167         125,000
 300,000             75,150       100,000        125,000         150,000
 350,000             87,675       116,667        145,833         175,000
 450,000            112,725       150,000        187,500         225,000
 550,000            137,775       183,333        229,167         275,000
 650,000            162,825       216,667        270,833         325,000
 750,000            187,875       250,000        312,500         375,000
 850,000            212,500       283,333        357,000         425,000

         Benefits payable under the prior pension formula are based upon the participant's years of credited service, age at retirement, and covered compensation earned by the participant. The annual normal retirement benefit payable under the prior pension formula and the SERP are based on 1.67 percent of "Average Compensation" times the number of years of credited service (reduced by no more than 50 percent of a participant's age 62 or later Social Security benefit). "Average compensation" is covered compensation for the prior pension formula and equals the average annual compensation, reported as salary in the Summary Compensation Table, during the 36 consecutive months highest pay during the 120 months prior to retirement.

         Respective years of credited service and ages, as of December 31, 1997, for the following officers who continue to earn a benefit under the prior pension formula are: Mr. Verret, 25 and 51, Mr. Churchwell, 19 and 53.

         The registrants have entered into change in control agreements with certain individuals named in the Summary Compensation Table. The purpose of the agreements is to assure the objective judgment, and to retain the loyalties of these key individuals in the event CSW is faced with a potential change in control. Consummation of the proposed AEP Merger will constitute a change in control under these agreements, information related to the change in control agreements is incorporated by reference herein from THE MERGER - CSW LONG-TERM INCENTIVE PLAN and CHANGE IN CONTROL AGREEMENTS of the Joint Proxy Statement.


MEETINGS AND COMPENSATION

         Those directors who are not also officers of CPL, PSO, SWEPCO and WTU receive annual directors' fees and a fee of $300 plus expenses for each board or committee meeting attended, as described below. They are also eligible to participate in a deferred compensation plan. Under this plan such directors may elect to defer payment of annual directors' and meeting fees until they retire from the board or as they otherwise direct. The number of board meetings and annual directors' fees are presented in the following table.

                                     CPL         PSO      SWEPCO     WTU
                                   ----------------------------------------

Number of regular board meetings      4           4          4          4
Annual directors' fees             $6,000      $6,000     $6,600     $6,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No person serving during 1997 as a member of the Executive Compensation Committee of the Board of Directors of CSW served as an officer or employee of any registrant during or prior to 1997. No person serving during 1997 as an executive officer of the U.S. Electric Operating Companies serves or has served on the compensation committee or as a director of another company whose executive officers serve or has served as a member of the Executive Compensation Committee of CSW or as a director of one of the U.S. Electric Operating Companies.


SECURITY OWNERSHIP OF MANAGEMENT

         The following tables show securities beneficially owned as of December 31, 1997, by each director, the President and Executive Officers of each of the U.S. Electric Operating Companies. Share amounts shown in this table include options exercisable within 60 days after December 31, 1997, restricted stock, CSW Shares credited to thrift plus accounts and all other CSW Shares beneficially owned by the listed persons.

         Each of the U.S. Electric Operating Companies has one or more series of preferred stock outstanding. As of December 31, 1997, none of the individuals listed in the following tables owned any shares of preferred stock of any U.S. Electric Operating Company.

BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 1997

                                                             CSW Common
CPL                                                          Underlying
                               CSW      Restricted           Immediately
Name                       Common (1)  Stock (2) (3)     Exercisable Options (3)
- ------------------------------------------------------------------------------

John F. Brimberry                765          --                   --
E. R. Brooks                 131,529      12,225               65,175
M. Bruce Evans                12,574       2,625                8,928
Glenn Files                   42,269       4,500               23,653
Ruben M. Garcia                   --          --                   --
Robert A. McAllen              1,500          --                   --
Pete Morales, Jr.                 --          --                   --
H. Lee Richards                1,400          --                   --
J. Gonzalo Sandoval           16,850       1,125                6,926
Gerald E. Vaughn               6,023       1,125                1,337
All of the above and other
  officers as a group        223,958      22,725              112,742


PSO
E. R. Brooks                 131,529      12,225               65,175
T. D. Churchwell              12,597       1,125                9,268
Harry A. Clarke                   --          --                   --
Glenn Files                   42,269       4,500               23,653
Paul K. Lackey, Jr.               --          --                   --
Paula Marshall-Chapman            --          --                   --
William R. McKamey            13,554       1,125                3,323
Dr. Robert B. Taylor, Jr.         --          --                   --
All of the above and other
  officers as a group        210,428      20,100              108,142


SWEPCO
E. R. Brooks                 131,529      12,225               65,175
James E. Davison                  --          --                   --
Glenn Files                   42,269       4,500               23,653
Dr. Frederick E. Joyce            --          --                   --
John M. Lewis                     --          --                   --
Karen C. Martin                3,741          --                2,005
William C. Peatross               --          --                   --
Maxine P. Sarpy                  100          --                   --
Michael D. Smith              10,176       1,125                7,779
All of the above and other
officers as a group          198,867      18,975              105,335


WTU
E. R. Brooks                 131,529      12,225               65,175
Paul J. Brower                10,911       1,125                7,145
Glenn Files                   42,269       4,500               23,653
Tommy Morris                   2,000          --                   --
Floyd W. Nickerson             6,403       1,125                4,867
Dian G. Owen                     100          --                   --
James M. Parker                5,000          --                   --
F. L. Stephens                 2,800          --                   --
All of the above and other
  officers as a group        214,142      20,100              107,563

    (1) Beneficial ownership percentages are all less than one percent and therefore are omitted.
    (2) These individuals currently have voting power, but not investment power, with respect to these shares.
    (3) These shares are included in the CSW Common column.